Exhibit 10.13
DATED [●]

(1) [●]

(2) A.T. DEVELOPMENT SWITZERLAND SARL

AND

(3) ADC THERAPEUTICS SARL

FORM OF PURCHASE AND SHAREHOLDERS AGREEMENT

THIS AGREEMENT is made on [●]

BETWEEN

(1)	[●] (the “Shareholder”);

(2)
A.T. DEVELOPMENT SWITZERLAND SARL a company registered in Switzerland with its registered office at Rue Saint Pierre 2, Lausanne, 1003, Switzerland (“ATDS”); and

solely for the purpose of gaining the benefit of the clauses of this Agreement in which it has an interest,

(3)	ADC THERAPEUTICS SARL a company registered in Switzerland with its registered office at Rue Saint Pierre 2, Lausanne, 1003, Switzerland (“Company”).

1.	DEFINITIONS AND INTERPRETATION

1.1	In this agreement unless the context otherwise requires:
Anniversary Date	means [●]

Articles	the articles of association of the Company as amended, modified, supplemented or restated from time to time;

Bad Leaver	means a Leaver who is not a Good Leaver;

Completion	completion of this agreement in accordance with clause 2 and clause 3;

Employment
means, for the purposes of this agreement, acting as an employee, officer, manager, director, advisor, consultant, partner, agent, representative or the like to the Company or any member of the Company’s group;

Good Leaver	means a person who is a Leaver (i) as a result of his death or serious ill health; or (ii) who has otherwise been determined by the Company’s board of directors acting reasonably to be a Good Leaver;

Leaver	means an individual who was previously in the Employment of the Company or any member of the Company’s group and who ceases to be in such Employment;

Parties	the parties to this agreement; and

Promissory Note	a promissory note from the Shareholder to ATDS substantially in the form attached at Schedule A.

1.2	In this agreement unless the context otherwise requires:

1.2.1	a reference to writing or written includes faxes and email;

1.2.2	any reference to the singular includes a reference to the plural and vice versa; and any reference to the masculine includes a reference to the feminine and vice versa; and

1.2.3	references to times of day are, unless the context requires otherwise, to London time and references to a date are to a period of 24 hours running from midnight on the previous day.

1.2.4	headings and titles are used for ease of reference only and do not affect the interpretation of this agreement.

2.	PURCHASE

2.1
ATDS hereby agrees to sell and the Shareholder hereby agrees to purchase [●] Class A shares in the capital of the Company (the “Shares”) subject to the terms of this agreement.  The consideration for such subscription shall be satisfied by the payment of the sum of [●] (the “Purchase Price”) in accordance with clause 3.2.

2.2
The Shares shall be sold with full title guarantee free from all encumbrances and shall rank in full for all dividends or other distributions declared, made or paid in respect of ordinary shares on or after Completion, and shall have the rights, preferences and priorities as set forth in the Articles.

2.3
The Parties acknowledge that the Company is not party to, and has no interest in, the sale and purchase of the Shares and is entering into this Agreement solely for the purposes of safeguarding the interests of the Company and the rights of other shareholders in the Company by ensuring that the Shareholder is subject inter alia to the Leaver provisions in clause 7 of this agreement.

3.	COMPLETION

3.1	This agreement shall be completed at the offices of the Company’s legal counsel on the Completion Date (or at such other place or on such other date as the Parties shall agree).

3.2	On the Completion Date the Shareholder shall deliver, or procure the delivery, to the Company and/or ATDS as the case may be:

3.2.1	the sum of CHF 100.00 per Share in cash representing the nominal value of the Shares;

3.2.2	an executed counterpart of the Promissory Note for the balance of the Purchase Price.

3.3	On the Completion Date ATDS shall procure the delivery to the Shareholder of an internal capitalisation table of the Company evidencing the Shareholder’s beneficial interest in the Shares.

4.	NOMINEE

4.1
The Parties acknowledge that, as a matter of Swiss law the Company may not issue fractional interests in its shares. Therefore, the Shareholder acknowledges and agrees that ATDS shall continue to hold the legal interest in the Shares as nominee for the Shareholder. ATDS shall act in its name for the account of the Shareholder and at the risk of the Shareholder.

4.2	The Shareholder irrevocably instructs and authorises ATDS to take all actions in respect of the Shares as ATDS may see fit including, without limitation:

4.2.1
to receive notice of and to attend, take part and vote in all meetings of the Company and/or any relevant class meetings of its shareholders and sign all consents to short notice, proxies and other instruments (including without limitation, proposed resolutions) for the purpose of such meetings;

4.2.2	to pass any resolutions and/or to sign written resolutions of the shareholders or the holders of any class of shares of the Company;

4.2.3	to give a good receipt for any dividend or other distribution made in respect of our shareholding; and

4.2.4	to exercise all other rights and privileges and perform all duties which attach to our shares.

4.3	The Shareholder undertakes to ratify whatever ATDS may lawfully do or purport to do or cause to be done by virtue of the powers granted by this clause 4.

4.4	ATDS undertakes to deliver to the Shareholder copies of any and all Company communications within a reasonable period following receipt by ATDS of the same.

5.	DEALINGS IN SHARES

The Shareholder undertakes to each of the Company and ATDS that he will not, at any time, transfer, dispose, assign, grant security over, pledge or otherwise deal in or grant any interest over any interest in the Shares to any person without the prior consent in writing of ATDS or the Company.

6.	ADHERENCE

The Shareholder undertakes to the Company (for itself and on behalf of each other party to the Shareholders’ Agreement) that he will, with effect from the date hereof assume, perform and comply with each of the obligations as a Shareholder under the Shareholders’ Agreement as if he had been a party to the Shareholders’ Agreement at the date of its execution.

7.	LEAVER PROVISIONS

7.1
If the Shareholder’s Employment with the Company or any member of the Company’s group terminates for any reason, ATDS, the Company (or its designee) shall have the right, but not the obligation, to repurchase all or any portion of the Shareholder’s Shares at the applicable repurchase price, within thirty (30) days of the event, as follows:

7.1.1
Good Leaver. If the Shareholder’s Employment is terminated and the Shareholder is a Good Leaver, ATDS, the Company (or its designee) shall have the option, but not the obligation, to repurchase such portion of the Shareholder’s Shares as is determined in accordance with the table below at a price per Share equal to the purchase price of such Share (calculated by dividing the Purchase Price for all Shares by the number of Shares being acquired pursuant to this clause) as of the date such Shareholder is provided with a written notice requiring the repurchase of his Shares. Such consideration may at the election of the Company be satisfied by a waiver of all or part of the Shareholder’s outstanding obligations under the Promissory Note.

Date on which the Shareholder’s Employment terminates if he is a Good Leaver	% of Shareholder’s Shares ATDS, the Company (or its designee) may repurchase
On or before the first anniversary of the Anniversary Date	100%
After the first anniversary of the Anniversary Date but on or before the second anniversary of the Anniversary Date	75%
After the second anniversary of the Anniversary Date but on or before the third anniversary of the Anniversary Date	50%
After the third anniversary of the Anniversary Date but on or before the fourth anniversary of the Anniversary Date	25%
After the fourth anniversary of the Anniversary Date	0%

7.1.2
Bad Leaver. If the Shareholder’s Employment is terminated and the Shareholder is a Bad Leaver, ATDS, the Company (or its designee) shall have the option, but not the obligation, to repurchase all or any portion of such Shareholder’s Shares at a price per Share equal to the lower of (i) the Purchase Price of such Shares; and (ii) the amount understanding under the Promissory Note at the time such shareholder’s employment is terminated. Such consideration may at the election of the Company be satisfied by a waiver of all or part of the Shareholder’s outstanding obligations under the Promissory Note.

7.2	The Company shall not terminate the Employment of the Shareholder solely for the purposes of causing the Shareholder not to enjoy the economic benefits of this Purchase and Shareholder Agreement.

8.	ASSIGNMENT

The Shareholder may not assign its rights under this agreement without the prior written consent of ATDS.

9.	THIRD PARTY RIGHTS

This agreement does not confer any rights on any person that is not a party to this agreement pursuant to the Contracts (Rights of Third Parties) Act 1999.

10.	STATUS OF THIS AGREEMENT

10.1
Each of the Parties shall use its respective best endeavours to procure (so far as is possible) that, at all times during the term of this agreement, the provisions of this agreement are promptly observed and given full force and effect according to its spirit and intention.

10.2
If, at any time, any provisions of the Articles conflict with any provision of this agreement, ATDS and the Company shall, so far as they are each able, take such steps as are necessary to ensure that the provisions of this agreement shall prevail and that such modifications as are necessary are made to the Articles.

11.	ACKNOWLEDGMENT

11.1
Each Party acknowledges that damages may not be an adequate remedy for any breach of the obligations of that Party in this Agreement and that any other Party may be entitled (in addition to damages) to the remedies of injunction, specific performance, and other equitable remedy for any threatened or actual breach of any such obligations.

11.2
The Shareholder confirms to ATDS and the Company that, for the purposes of entering into the transactions contemplated by this agreement he has (having taken taken all applicable professional advice) entered into this agreement entirely on the basis of his own assessment of the risks and effect of doing so.

12.	SEVERANCE

12.1
If any provision of this agreement (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

12.2
If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted or modified, that provision shall apply with whatever modification is necessary to give effect to the commercial intention of the Parties.

13.	VARIATION

13.1	A variation of this agreement shall be in writing and signed by or on behalf of each Party.

13.2
Any waiver of any right under this agreement is only effective if it is in writing and signed by the waiving or consenting Party and it applies only in the circumstances for which it is given and shall not prevent the Party who has given the waiver or consent from subsequently relying on the provision it has waived.

13.3	No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.

13.4	Unless specifically provided otherwise, rights arising under this agreement are cumulative and do not exclude rights provided by law.

13.5
Save as specified in this agreement, no failure on the part of any Party to exercise or no delay in exercising any right or remedy provided under this agreement or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part of any such right or remedy.

14.	COSTS

Unless otherwise provided, all costs and expenses in connection with the negotiation, preparation, execution and performance of this agreement, and any documents referred to in it, shall be borne by the Party that incurred the costs.

15.	WHOLE AGREEMENT

15.1
This agreement, and any documents referred to in it constitute the whole agreement between the Parties and supersede any previous arrangement, understanding or agreement between them relating to the subject matter they cover.

15.2	Nothing in this clause 15 operates to limit or exclude any liability for fraud.

16.	FURTHER ASSURANCE

Each Party shall promptly execute and deliver all such documents, and do all such things, as any other Party may from time to time reasonably require for the purpose of giving full force and effect to the provisions of this agreement.

17.	COUNTERPARTS

This agreement may be executed in separate counterparts (including by facsimile or other electronic transmission), each of which is an original and which, when executed and delivered, shall be an original and which together shall have the same effect as if each Party had executed and delivered the same document.

18.	GOVERNING LAW AND JURISDICTION

18.1
This agreement and any dispute or claim arising out of or in connection with it or its subject matter (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

18.2
The Parties agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter (including non-contractual disputes or claims).

SCHEDULE A

Promissory Note

Amount:	[●] (the “Facility”)

Number of shares to be Purchased:	[●] (the “Shares”)

Interest Rate:	[●]%

Term:	[●] years

Date: [●]

Dear [●],

We are pleased to make available to you the Facility on the terms and conditions set out in this letter. By signing and returning a signed copy of this letter you agree to be bound by and abide by its terms.

This Facility and its availability for drawing by you is subject to the receipt by us of an executed copy of the Purchase and Shareholder Agreement in respect of the Shares purchased by you utilising this Facility.

Words and expressions used in this letter but not defined herein shall have the meanings given to them in the Company’s articles of association.

The Facility is made available to you on the following terms:-

1.	We hereby loan the Facility to you to be repaid along with accrued interest (if any) on the earlier of:

1.1	the date [●] ([●]) years from the date hereof;

1.2	the occurrence of a Repayment Event as defined in paragraph 3 below.

2.	The Facility may only be used for the purchase of the Shares (“Authorised Purpose”).

3.	“Repayment Event” means any of:

3.1
you are a Leaver and ATDS or the Company (or its designee) elects to repurchase your Shares in accordance with the terms of the Purchase and Shareholder Agreement entered into between you, ATDS and the Company;

3.2	the Company is the subject of a change of control or a sale of all or substantially all of its assets; or

3.3	you deliver the Shares back to ATDS or the Company.

4.
The Facility will be immediately repayable and you hereby undertake to repay, and to take all necessary action to repay, the Facility in full, or any part of it that has not been repaid, on the occurrence of a Repayment Event.

5.	You may repay the Facility, or any part of it, early along with accrued interest but may not re-borrow any amount so repaid.

6.	The principal amount of the Facility outstanding from time to time will be interest free

7.
You will make all payments under or in respect of this Facility without set-off or counterclaim and free and clear of any withholding or deduction for or on account of tax, save as may be required by law.

8.
You will pay, on demand and on a full indemnity basis, all costs and expenses (including VAT) which we may from time to time incur in connection with any breach by you of your obligations under this letter and/or in relation to the Facility.

9.
Any demand or notice in respect of this letter and/or the Facility will be in writing and (without prejudice to any other effective means of serving it) may be served on you personally or by post to your residential address as it appears at the head of this letter.

10.
Time shall be of the essence in respect of your obligations under or in respect of this Facility but no failure by us to exercise or delay by us in exercising any right or remedy under or in respect of this Facility shall operate as a waiver of it, nor shall any single partial or defective exercise by us of any such right or remedy preclude any other or further exercise of that or any other right or remedy.

11.	You may not assign or transfer any of your rights or obligations under this letter agreement without our prior written consent.

12.	This letter is an agreement governed by English law.

I hereby accept and agree to be bound by the terms and conditions set out in the letter of which this is a copy

Shareholder

This agreement has been executed as a DEED on the date stated at the beginning of it.